Exhibit 99.1

KATY NEWS
FOR IMMEDIATE RELEASE

KATY INDUSTRIES, INC.
REPORTS 2015 SECOND QUARTER RESULTS

-    Net Sales Increased 22% over Prior Year Second Quarter
-    Completed Acquisition of Ohio Manufacturing Facility
-  Amended Credit Agreement with BMO Harris Bank N.A.
-  Entered into Second Lien Credit Agreement with Victory Park Management, LLC
-  Richard Mark Appointed as Chairman of the Board of Directors

BRIDGETON, MO – August 10, 2015 – Katy Industries, Inc. (OTC BB: KATY), a leading manufacturer, importer and distributor of commercial cleaning and consumer storage products, as well as a contract manufacturer of structural foam products, today reported financial results for the second quarter ended June 26, 2015.

“We were pleased to announce the acquisition of an Ohio manufacturing facility which brings a breadth of shelving and storage cabinet solutions to the Katy consumer storage product line,” said David J. Feldman, Katy Chief Executive Officer. “As a result of the acquisition we amended our credit agreement with BMO Harris Bank N.A. and entered into a second lien credit agreement with Victory Park Management, LLC. In addition, we continued the relocation of our Bridgeton Facility to Jefferson City. We anticipate the acquisition of the Ohio manufacturing facility and the relocation of our primary manufacturing location will drive significant improvement in both sales and profitability for future years.”

Mr. Feldman continued, “We achieved significant gains in operating income, excluding one-time costs associated with the aforementioned acquisition and relocation costs, with our ongoing strategic initiatives to improve gross margins.”

Second Quarter Financial Results

Financial highlights for the second quarter of 2015, as compared to the same period in the prior year, included:

•	Net sales in the second quarter of 2015 were $31.3 million, an increase of $5.7 million, or 22.4%, compared to the same period in 2014. The increase was a result of increased demand in our Continental business unit and the acquisition of the Tiffin, Ohio manufacturing facility during the quarter in 2015 as compared to the three months ended June 27, 2014.

•	Selling, general and administrative expenses were $1.1 million higher in the second quarter of 2015 than in the second quarter of 2014. The increase was primarily due to acquisition costs related to the Tiffin, Ohio manufacturing facility.

•	Severance, restructuring and related charges were $0.5 million for the three months ended June 26, 2015 for costs associated with the relocation of our Bridgeton, Missouri manufacturing facility to Jefferson City, Missouri.

•	Operating income was $0.3 million, or 1.2% of net sales, in the second quarter of 2015, compared to $0.8 million, or 3.1% of net sales, for the same period in 2014. With the exclusion of one-time items related to our facility relocation and acquisition of the Tiffin, Ohio manufacturing facility, operating income was $1.9 million for the three months ended June 26, 2015 versus operating income of $0.8 million for the three months ended June 27, 2014.

•	Interest expense increased by $1.0 million during the second quarter as a result of the increased borrowings under the First and Second Lien Credit Agreements during the period.

•	Net loss in the second quarter of 2015 was $1.0 million, or $0.12 per basic and diluted share, versus net income of $0.5 million, or $0.07 per basic ($0.02 per diluted) share, in the second quarter of 2014. With the exclusion of one-time items related to our facility relocation and acquisition of the Tiffin, Ohio manufacturing facility, net income was $0.6 million for the three months ended June 26, 2015 versus net income of $0.5 million for the three months ended June 27, 2014.

Year-to-Date Second Quarter Financial Results

Financial highlights for the six months ended June 26, 2015, as compared to the six months ended June 27, 2014, included:

•	Net sales for the six months ended June 26, 2015 were $52.7 million, an increase of $7.1 million, or 15.6%, compared to the same period in 2014. The increase was a result of the acquisition of the Tiffin, Ohio manufacturing facility, which contributed $4.9 million in net sales for the six months ended June 26, 2015, and increased demand in our Continental business unit.

•	Selling, general and administrative expenses were $7.6 million for the first half of 2015 as compared to $7.2 million for the first half of 2014. The increase was primarily due to one-time acquisition costs for the Tiffin, Ohio manufacturing facility for the six months ended June 26, 2015, partially offset by one-time acquisition costs for Ft. Wayne Holdings Inc. (“FTW”) in the prior year.

•	Severance, restructuring and related charges of $2.1 million for the six months ended June 26, 2015, were for the relocation of our Bridgeton, Missouri facility to Jefferson City, Missouri.

•	Operating loss was $1.4 million, or 2.6% of net sales during the six months ended June 26, 2015, compared to an operating loss of $0.1 million, or 0.3% of net sales, for the same period in 2014. With the exclusion of one-time items related to our facility relocation and acquisition of the Tiffin, Ohio manufacturing facility, operating income was $1.3 million for the six months ended June 26, 2015 versus an operating loss of $0.1 million for the three months ended June 27, 2014.

•	Interest expense increased by $0.9 million during the six months ended June 26, 2015 as compared to the six months ended June 27, 2014 as a result of the increased borrowings under the First and Second Lien Credit Agreements during the period.

•	The income tax benefit for the six months ended June 27, 2014 includes a benefit as a result of the acquisition of FTW. The Company recorded deferred tax liabilities of $2.4 million which reduced its net deferred tax assets. The reduction in deferred tax assets caused a release of a valuation allowance of $2.3 million.

•	The Company reported a net loss for the six months ended June 26, 2015 of $2.8 million, or $0.35 per basic and diluted share, versus net income of $1.7 million, or $0.21 per basic share ($0.06 per diluted share), for the six months ended June 27, 2014. With the exclusion of one-time items related to our facility relocation and acquisition costs included in selling, general, and administrative expenses in 2015 and the one-time tax benefit and acquisition costs in 2014, net income was $0.6 million for the six months ended June 26, 2015 versus a net loss of $0.6 million for the six months ended June 27, 2014.

Liquidity and Capital Resources

Cash used by operating activities before changes in operating assets and liabilities was $0.7 million in the first half of 2015 as compared to cash provided of $0.8 million in the same period of 2014.  Changes in operating assets and liabilities from continuing operations provided $1.7 million in the first half of 2015 as compared to using $4.0 million in the same period of 2014. The increase is primarily attributable to increased accounts payable, partially offset by an increase in inventories and accounts receivable.

Cash flows used in investing activities of $25.3 million in the first half of 2015 were primarily for the acquisition of the Tiffin, Ohio manufacturing facility.

Debt at June 26, 2015 was $49.7 million, versus $22.0 million at December 31, 2014. On April 7, 2015, in conjunction with the acquisition of the Tiffin, Ohio manufacturing facility, the Company amended the BMO Credit Agreement resulting in an increase of $6.0 million to the revolving credit facility and entered into a Second Lien Credit and Security Agreement with Victory Park Management, LLC which provided the company with a $24.0 million term loan.

Non-GAAP Financial Measures

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements include all statements of the Company’s plans, beliefs or expectations with respect to future events or developments and often may be identified by such words or phrases as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “projects,” “may,” “should,” “will,” “continue,” “is subject to,” or similar expressions.  These forward-looking statements are based on the opinions and beliefs of Katy’s management, as well as assumptions made by, and information currently available to, the Company’s management.  Additionally, the forward-looking statements are based on Katy’s current expectations and projections about future events and trends affecting the financial condition of its business.  The forward-looking statements are subject to risks and uncertainties that may lead to results that differ materially from those expressed in any forward-looking statement made by the Company or on its behalf.  These risks and uncertainties include, without limitation, conditions in the general economy and in the markets served by the Company, including changes in the demand for its products; success of any restructuring or cost control efforts; an increase in interest rates; competitive factors, such as price pressures and the potential emergence of rival technologies; interruptions of suppliers’ operations or other causes affecting availability of component materials or finished goods at reasonable prices; changes in product mix, costs and yields; labor issues at the Company’s facilities or those of its suppliers; legal claims or other regulatory actions; and other risks identified from time to time in the Company’s filings with the SEC, including its Report on Form 10-K for the year ended December 31, 2014. Katy undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Katy Industries, Inc. is a diversified corporation focused on the manufacture, import and distribution of commercial cleaning products, consumer home products and a contract manufacturer of structural foam products.

Company contact:
Katy Industries, Inc.
James W. Shaffer
(314) 656-4321

KATY INDUSTRIES, INC. SUMMARY OF OPERATIONS AND COMPREHENSIVE INCOME  (LOSS) - UNAUDITED
(In thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 26, 2015	June 27, 2014	June 26, 2015	June 27, 2014

Net sales	$31,344	$25,608	$52,654	$45,534
Cost of goods sold	26,152	21,534	44,257	38,471
Gross profit	5,192	4,074	8,397	7,063
Selling, general and administrative expenses	4,374	3,292	7,626	7,182
Severance, restructuring and related charges	537	-	2,137	-
Operating income (loss)	281	782	(1,366)	(119)
Interest expense	(1,291)	(276)	(1,500)	(557)
Other, net	37	37	65	77
(Loss) income before income tax (expense) benefit	(973)	543	(2,801)	(599)
Income tax (expense) benefit	(7)	3	(15)	2,307
Net (loss) income	$(980)	$546	$(2,816)	$1,708

Net (loss) income	$(980)	$546	$(2,816)	$1,708
Other comprehensive income
Foreign currency translation	(26)	6	(84)	(32)
Total comprehensive (loss) income	$(1,006)	$552	$(2,900)	$1,676

Basic (loss) earnings per share	$(0.12)	$0.07	$(0.35)	$0.21
Basic weighted average common shares outstanding:	7,951	7,951	7,951	7,951

Diluted (loss) earnings per share	$(0.12)	$0.02	$(0.35)	$0.06
Diluted weighted average common shares outstanding:	7,951	26,810	7,951	26,810

KATY INDUSTRIES, INC. BALANCE SHEETS - UNAUDITED
(In thousands)

Assets	June 26, 2015	December 31, 2014
Current assets:
Cash	$48	$66
Accounts receivable, net	13,495	10,840
Inventories, net	19,356	15,881
Other current assets	876	659
Total current assets	33,775	27,446

Other assets:
Goodwill	14,361	2,556
Intangibles, net	15,472	3,909
Other	4,322	1,839

Other Assets	34,155	8,304

Property and equipment	63,553	59,421
Less: accumulated depreciation	(50,402)	(49,263)
Property and equipment, net	13,151	10,158

Total assets	$81,081	$45,908

Liabilities and stockholders' (deficit) equity
Current liabilities:
Accounts payable	$14,263	$7,327
Book overdraft	293	699
Accrued expenses	10,862	8,550
Payable to related party	3,987	3,650
Deferred revenue	186	186
Revolving credit agreement	25,432	21,967
Total current liabilities	55,023	42,379

Deferred revenue	41	130
Long-term debt	24,227	-
Other liabilities	5,381	4,090
Total liabilities	84,672	46,599

Stockholders' (deficit) equity:
Convertible preferred stock	108,256	108,256
Common stock	9,822	9,822
Additional paid-in capital	27,110	27,110
Accumulated other comprehensive loss	(1,628)	(1,544)
Accumulated deficit	(125,714)	(122,898)
Treasury stock	(21,437)	(21,437)
Total stockholders' (deficit) equity	(3,591)	(691)

Total liabilities and stockholders' (deficit) equity	$81,081	$45,908

KATY INDUSTRIES, INC. STATEMENTS OF CASH FLOWS - UNAUDITED
(In thousands)
	Six Months Ended
	June 26, 2015	June 27, 2014
Cash flows from operating activities:
Net (loss) income	$(2,816)	$1,708
Depreciation and amortization of long-lived assets	1,543	1,171
Amortization of debt issuance costs	278	213
Stock-based compensation	63	35
Payment In Kind (PIK) interest expense	227	-
Deferred income taxes	-	(2,318)
	(705)	809
Changes in operating assets and liabilities:
Accounts receivable	(1,886)	(4,031)
Inventories	(2,049)	(940)
Other assets	(349)	(1,245)
Accounts payable	4,250	1,812
Accrued expenses	257	338
Payable to related party	337	250
Deferred revenue	(89)	(90)
Other	1,215	(66)
	1,686	(3,972)

Net cash provided by (used in) continuing operations	981	(3,163)
Net cash provided by discontinued operations	-	53
Net cash provided by (used in) operating activities	981	(3,110)

Cash flows from investing activities:
Payment for acquisition, net of cash received	(23,855)	(11,006)
Capital expenditures	(1,437)	(373)
Net cash used in investing activities	(25,292)	(11,379)

Cash flows from financing activities:
Net borrowings on revolving credit facility	3,465	14,531
Proceeds from term loan facility	24,000	-
Loan from related party	-	400
Decrease in book overdraft	(406)	64
Direct costs associated with debt facilities	(2,627)	(672)
Net cash provided by financing activities	24,432	14,323

Effect of exchange rate changes on cash	(139)	(30)

Net decrease in cash	(18)	(196)
Cash, beginning of period	66	708
Cash, end of period	$48	$512

Supplemental information of non-cash investing and financing activity
Accrued contingent earnout payment	$2,000	$-
Capital expenditures included in accounts payable	$526	$-